UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): May 15, 2012

IZEA, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-167960	37-1530765
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 N. Orange Avenue, Suite 412
Orlando, Florida	32801
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (407) 674-6911

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

IZEA, Inc.

May 15, 2012

Item 3.02. Unregistered Sales of Equity Securities.

On May 15, 2012, we sold 5,368,960 shares of our common stock at a purchase price of $0.125 per share, receiving gross proceeds of $671,120, in a private placement to nine accredited investors (the “Investors”), pursuant to the terms of a Common Stock Purchase Agreement (the “Purchase Agreement”). The net proceeds from the private placement will be used by us to fund our working capital and general corporate requirements.

Pursuant to the terms of a Registration Rights Agreement (the “Registration Rights Agreement”), we agreed to file a registration statement with the U.S. Securities and Exchange Commission for purposes of registering the resale of the shares of common stock sold in the private placement. In the event the registration statement is not filed within 60 days following the final closing, we will pay the Investors 0.5% of the subscription amount of their shares for every 30-day period that the registration statement is not filed. In the event the registration statement is not declared effective within 105 days following the final closing (or 135 days if the registration statement is reviewed by the SEC), we will pay the Investors 0.5% of the subscription amount of their shares for every 30-day period, that the registration statement is not declared effective, subject to the ability of the Investors to sell their shares pursuant to Rule 144. The liquidated damages can be paid in cash or in additional shares of our common stock, at our option.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and were issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

The foregoing descriptions of the Purchase Agreement and Registration Rights Agreement are qualified in their entirety by reference to the full text of such documents, a copy of each of which was previously attached as an exhibit to our current report on Form 8-K filed on May 8, 2012 and each of which is incorporated herein in its entirety by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IZEA, INC.

Date: May 15, 2012	By:	/s/ Edward H. (Ted) Murphy
Edward H. (Ted) Murphy
President and Chief Executive Officer

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